Exhibit 10.8

OPEN-END MORTGAGE

TOTAL INDEBTEDNESS NOT TO EXCEED $10,000,000.00

SKYLINE CORPORATION, an Indiana corporation (“Mortgagor”), mortgages, conveys and warrants to FIRST BUSINESS CAPITAL CORP. (“Mortgagee”), in consideration of all amounts now or hereafter owing by Mortgagor and its affiliates to Mortgagee under the Secured Obligations (as defined below), the real estate described below, together with all privileges, hereditaments, easements and appurtenances, all rents, leases, issues and profits, all awards and payments made as a result of the exercise of the right of eminent domain, and all existing improvements and fixtures (all called the “Property”). For purposes hereof, the “Secured Obligations” shall mean all obligations of the Mortgagor and its affiliates as evidenced by (i) that certain Note A dated March 20, 2015, in the stated principal amount of up to Ten Million Dollars ($10,000,000.00) executed by Mortgagor and its subsidiaries, Homette Corporation, Layton Homes Corp. and Skyline Homes, Inc. (collectively, the “Subsidiaries”), in favor of Mortgagee (the “Note”), and (ii) that certain Loan and Security Agreement dated as of March 20, 2015 among Mortgagee, the Subsidiaries and Mortgagor (the “Loan Agreement”).

1. Description of Property.

See Exhibit A attached hereto for legal description

2. Title. Mortgagor warrants title to the Property, excepting only restrictions and easements of record, municipal and zoning ordinances, current taxes and assessments not yet due and any liens or encumbrances set forth on Exhibit B attached hereto (“Permitted Liens”).

3. Mortgage As Security. This Mortgage secures prompt payment to Mortgagee of the sum stated in the first paragraph of this Mortgage, plus interest and charges, according to the terms of the Note and the Loan Agreement, and any extensions, renewals or modifications thereof. This Mortgage also secures the performance of all covenants, conditions and agreements contained in this Mortgage, and to the extent not prohibited by law, including, without limitation

Ohio Revised Code §5301.233, costs and expenses of collection or enforcement. Pursuant to the provisions of Ohio Revised Code §5301.232, the Secured Obligations shall include all unpaid balances of loan advances or future advances made by the holder of this Mortgage at the request of Mortgagor or its successors in title after this Mortgage is delivered to the recorder for recording to the extent that such unpaid balances or future advances in the aggregate and exclusive of interest accrued thereon do not exceed the maximum amount of Ten Million Dollars ($10,000,000) at any time. Unless otherwise required by law, Mortgagee will satisfy this Mortgage upon request by Mortgagor if the Secured Obligations have been indefeasibly paid and satisfied in full, in immediately available funds, and Mortgagor and its affiliates have otherwise satisfied all of their respective obligations under Section 10 of the Loan Agreement.

4. Taxes. Mortgagor shall pay before they become delinquent all taxes, assessments and other governmental charges which may be levied or assessed against the Property, or against Mortgagee upon this Mortgage or the Note or other debt secured by this Mortgage, or upon Mortgagee’s interest in the Property, and upon request by Mortgagee deliver to Mortgagee receipts showing timely payment.

5. Insurance. Mortgagor shall keep the improvements on the Property insured in such amounts and against direct loss or damage occasioned by fire, extended coverage perils and such other hazards as Mortgagee may require, and shall pay the premiums when due. The policies shall contain the standard mortgagee clause in favor of Mortgagee. Mortgagor shall promptly give notice of loss to insurance companies and Mortgagee. In the event of foreclosure of this Mortgage or other transfer of title to the Property, in extinguishment of the indebtedness secured hereby, all right, title, and interest of Mortgagor in and to any insurance then in force shall pass to the purchaser or grantee.

6. Mortgagor’s Covenants. Mortgagor covenants:

(a) Condition and Repair. To keep the Property in good and tenantable condition and repair, ordinary wear and tear excepted, and to restore or replace damaged or destroyed improvements and fixtures;

(b) Liens. To keep the Property free from liens and encumbrances other than the Permitted Liens;

(c) Prior Mortgages. To perform all of Mortgagor’s obligations and duties under any mortgage or security agreement with a lien which has priority over this Mortgage and any obligation to pay secured by such a mortgage or security agreement, except to the extent such obligation is being contested in good faith by appropriate proceedings;

(d) Waste. Not to commit waste or permit waste to be committed upon the Property;

(e) Conveyance. Not to sell, assign, lease, mortgage, convey or other otherwise transfer any legal or equitable interest in all or part of the Property, or permit the same to occur, except with the prior written consent of Mortgagee, and, without notice to Mortgagor, Mortgagee may deal with any transferee as to his interest in the same manner as with Mortgagor, without in any way discharging the liability of Mortgagor under this Mortgage;

(f) Alteration or Removal. Except in the ordinary course of the Mortgagor’s business, not to remove, demolish or alter any material portion of the Property, without Mortgagee’s prior written consent;

(g) Condemnation. Subject to prior payment in full of the Mortgagor’s obligations to Mortgagee, to pay to Mortgagee all compensation received for the taking of the Property, or any part, by condemnation proceedings (including payments in compromise of condemnation proceedings), and all compensation received as damages for injury to the Property, or any part, unless such compensation is to be used by Mortgagor to restore or rebuild any part of the Property; and

(h) Ordinances; Inspection. To comply with all laws, ordinances and regulations affecting the Property except where the failure to comply would not have a material adverse effect on the Property or the Mortgagor’s operations on the Property and would not be disadvantageous in any material respect to the Mortgagee. Mortgagee and its authorized representatives may enter the Property at reasonable times to inspect it.

7. Authority of Mortgagee to Perform for Mortgagor. If Mortgagor fails to perform any of Mortgagor’s duties set forth in this Mortgage, Mortgagee may, after giving Mortgagor notice and ten (10) days to perform, perform the duties or cause them to be performed, including without limitation signing Mortgagor’s name or paying any amount so required, and the cost shall be due on demand and secured by this Mortgage.

8. Default; Acceleration; Remedies. Upon the occurrence of an Event of Default (as defined in the Loan Agreement), and pursuant to Section 9 of the Loan Agreement, the unpaid principal and interest owed on the Note and any other amount due under the terms of the Loan Agreement, together with all sums paid by Mortgagee as authorized or required under this Mortgage, shall, in Mortgagee’s discretion, be immediately due and payable, and shall be collectible in a suit at law or by foreclosure of this Mortgage by action, or both, or by the exercise of any other remedy available at law or equity.

9. Waiver. Mortgagee may waive any default without waiving any other subsequent or prior default by Mortgagor.

10. Power of Sale. In the event of foreclosure, to the extent permitted by applicable law, Mortgagee may sell the Property at public sale and execute and deliver to the purchasers deeds of conveyance pursuant to statute.

11. Receiver. Upon the commencement or during the pendency of an action to foreclose this Mortgage, or enforce any other remedies of Mortgagee under it, without regard to the adequacy or inadequacy of the Property as security, Mortgagor agrees that the court may appoint a receiver of the Property without bond, and may empower the receiver to take possession of the Property and collect the rents, issues and profits of the Property and exercise such other powers as the court may grant until the confirmation of sale, and may order the rents, issues and profits, when so collected, to be held and applied as the court may direct.

12. Expenses. To the extent not prohibited by law, Mortgagor shall pay all reasonable costs and expenses before and after judgment, including without limitation, attorneys’ fees and expenses of obtaining title evidence, incurred by Mortgagee in protecting or enforcing its rights under this Mortgage.

13. Severability. Invalidity or unenforceability of any provision of this Mortgage shall not affect the validity or enforceability of any other provision.

14. Successors and Assigns. This Mortgage benefits Mortgagee, its successors and assigns, and binds Mortgagor and its successors and assigns.

The undersigned acknowledges receipt of an exact copy of this Mortgage.

Signed and Sealed this 20th day of March, 2015.

SKYLINE CORPORATION

By:	/s/ Jon S. Pilarski
Name:	Jon S. Pilarski
Title:	Vice President Finance and Treasurer, Chief Financial Officer

A C K N O W L E D G M E N T

STATE OF WISCONSIN	)
	)	ss.
COUNTY OF MILWAUKEE	)

This instrument was acknowledged before me on March 20, 2015, by Jon S. Pilarski, to me known to be the Vice President, Treasurer & CFO of Skyline Corporation, an Indiana corporation, on behalf of the corporation.

/s/ Kristin Roeper
Notary Public Milwaukee County, Wisconsin
My commission is permanent

This Instrument was prepared by:

Kristin A. Roeper, Esquire

Godfrey & Kahn, S. C.

780 North Water Street

Milwaukee, Wisconsin 53202

Exhibit A

Legal Description

Tract 1:

And known as being a part of the Southeast quarter of Section 23, Township 9, Range 4, Tuscarawas County, Ohio.

Bounded and described as follows: Commencing at the Southeast corner of the Southeast quarter of Section 23, Township 9, Range 4; thence N. 1°, 36’ E. (along the section line) 1796.5 feet to a railroad spike in State Route 93 the place of beginning; thence N. 89° 21’ 30” W. (along a South line of land of the Grantor and Twp. Rd. 355) 236.90 feet to a spike, witnessed by an iron pin S. 7° 44’ 30” W. 20 feet; thence S. 89° 59’ 30” W. (along Twp. Rd. 355) 463.32 feet to an iron pin, witnessed by an iron pipe N. 1° 36’ E. 45 feet; thence N. 1° 36’ E. (parallel to the East line of said quarter) 716.98 feet to an iron pin; thence S. 88° 24’ E. 700 feet to a railroad spike in S. H. 93, witnessed by an iron pipe N. 88° 24’ W. 100 feet; thence S. 1° 36’ W. (along the section line and S. H. 93) 700 feet to the place of beginning.

This parcel contains 11.371 Acres. This survey made and description prepared by Ray W. Gasbarre P.S. 153.

Tract 2:

Being a part of the Southeast quarter of Section 23, Township 9, Range 4 and being also a part of a 5.95 acre tract heretofore conveyed to Eli A. Miller in Deed Volume 435 Page 308 of the Tuscarawas County Deed records, and being more fully described as follows: Beginning at a point on the East line of Section 23 in the center of S.R. #93, being located North 2 deg. 29 min. 42 sec. East, 1462.98 feet from the Southeast corner of said section; thence leaving said road North 88 deg. 35 min. 00 sec. West 273.17 feet to an iron pin set on the West line of the 5.95 acre tract and passing on line an iron pin at 31.57 feet; thence with the West line of said tract North 8 deg. 31 min. 00 sec. East, 336.12 feet to the Northwest corner of the 5.95 acre tract and passing on line an iron pin found at 316.12 feet; thence with the North line of the 5.95 acre tract and in Township Road #355 South 88 deg. 35 min. 00 sec. East, 237.90 feet to the East line of Section 23; thence with said line and in S.R. #93 South 2 deg. 29 min. 42 sec. West 333.60 feet to the place of beginning, containing 1.957 acres. Bearings herein are oriented to the West line of the 5.95 acre tract. All iron pins set are 5/8 inch by 30 in with plastic cap stamped “Pyle Survey #6533”.

Tract 3:

Being located in the East half of the Southeast quarter of Section 23, Township 9, Range 4 and being a part of the 30.2 acre tract heretofore conveyed to Robert Coblentz and two (2) others by deed recorded in Volume 563, Page 948 of the Tuscarawas Ct. Deed records, the part hereby conveyed being more fully described as follows: Beginning at an iron pipe (found) at the Southwest corner of an 11.371 acre tract in Township Rd. 355, said pipe being located the following three (3) courses from the Southeast corner of the Southeast quarter of Section 30, N 1 deg. 36’ E 1796.5’; N 89 deg. 21’ 30” W 236.9’ and S 89 deg. 59’ 30” W 463.32’ to the true place of beginning; thence from said beginning and in said township road, S 89 deg. 59’ 30” W 121.27’; thence leaving said road, N 1 deg. 36’ E 45.0’ to an iron pin (set); thence continuing N 1 deg. 36’ E 675.38’ to an iron pin (set); thence S 88 deg. 24’ E 121.22’ to an iron pipe (found) at the Northwest corner of the aforementioned 11.371 acre tract; thence with the West line thereof, S 1 deg. 36’ W 716.98’ to the place of beginning, containing 2.00 acres.

Bearings are oriented to the 11.371 acre tract. Iron pins indicated (set) are 5/8” iron bars with plastic cap stamped Bair & Goodie. Survey and description by C.R. Goodie, Reg. Surveyor #5521.

Tract 4:

Being located in the East half of the Southeast quarter of Section 23, Township 9, Range 4 and being a part of a 30.2 acre tract heretofore conveyed to Robert Coblentz and two (2) others by deed recorded in Volume 563 at Page 248 of the Tuscarawas County Deed Records, the part hereby conveyed being more fully described as follows: Beginning in Skyline Drive (Township Road 355) at the Southwest corner of a 2.0 acre tract (Volume 629 Page 422), said point being located the following three (3) courses from the Southeast corner of the Southeast quarter of Section 23, North 1 deg. 36 min. East, 1796.5 feet; North 89 deg. 21 min. 30 sec. West, 236.9 feet and South 89 deg. 59 min. 30 sec. West, 584.59 feet to the true place of beginning; thence from said beginning and in Skyline Drive, South 89 deg. 59 min. 30 sec. West, 120.7 feet ;thence leaving said road, North 1 deg. 36 min. East, 45.0 feet to an iron pin (set); thence continuing North 1 deg. 36 min. East, 678.77 feet to an iron pin (set); thence South 88 deg. 24 min. East, 120.65 feet to an iron pin (found) at the Northwest corner of the 2.0 acre tract; thence with the West line thereof, South 1 deg. 36 min. West 675.38 feet to an iron pin (found); thence continuing South 1 deg. 36 min. West, 45.0 feet to the place of beginning, containing 2.00 acres.

Bearings are oriented to the 2.0 acre tract. Iron pins indicated (set) are 5/8” iron bars with plastic cap stamped Bair & Goodie.

Exhibit B

Permitted Liens

1. General and special taxes and assessments and other charges not yet due and payable.

2. Statutory lien claims not delinquent including construction and mechanic’s liens.